Exhibit 99.1

6705 Rockledge Drive, Suite 900 Bethesda, MD 20817-1850 (301) 581-0600	News Release

FOR IMMEDIATE RELEASE	Contact:	Dale B. Wolf
Chief Financial Officer
(301) 581-5709

John Stelben
Investor Relations
(301) 581-5729

COVENTRY HEALTH CARE ANNOUNCES ACQUISITION OF OMNICARE

       Bethesda, Maryland (May 17, 2004) – Coventry Health Care, Inc. (NYSE: CVH) announced today that its’ subsidiary, Coventry Health of Michigan, has entered into a definitive agreement with the OmniCare Health Plan and its rehabilitator to purchase certain assets of OmniCare including approximately 63,000 Medicaid lives.

       “I am pleased to announce the purchase of OmniCare and our entry into our third new market in the past fifteen months,” said Allen F. Wise, president and chief executive officer of Coventry Health Care, “We believe that our expertise in caring for this population, along with our disciplined approach to cost management, will provide both high quality care to our new members and profitable growth to our shareholders.”

       The effective date of the acquisition will be October 1, 2004 when the new Medicaid contract year commences. Coventry will pay $200 per member in cash. The transaction has already been approved by rehabilitation court order.

       This press release may contain forward–looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties, including those described in the Company’s Annual Report on Form 10–K for the year ended December 31, 2003 filed with the Securities and Exchange Commission (SEC).

       Coventry Health Care is a managed health care company based in Bethesda, Maryland operating health plans and insurance companies under the names Coventry Health Care, Coventry Health and Life, Altius Health Plans, Carelink Health Plans, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, PersonalCare, SouthCare, Southern Health and WellPath. The Company provides a full range of managed care products and services, including HMO, PPO, POS, Medicare+Choice, Medicaid, and Network Rental to 3.1 million members in a broad cross section of employer and government–funded groups in 14 markets throughout the Midwest, Mid–Atlantic and Southeast United States. More information is available on the Internet at http://www.cvty.com.